PARASOL INVESTMENT MANAGEMENT, LLC
Code of Ethics
Statement of General Policy
This Code of Ethics ("Code") has been adopted by Parasol Investment Management, LLC ("Parasol") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").
The Code is designed to ensure that the high ethical standards continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm are a direct reflection of the conduct of each employee.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Parasol in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer ("CCO"). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
The CCO will periodically report to senior management of Parasol to document compliance with this Code.
Definitions
For the purposes of this Code, the following definitions shall apply:
● "Access person" is a supervised person who has access to nonpublic information regarding any clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. The primary business of Parasol is providing investment advice, and as a result all of its directors, officers and partners are considered access persons. The CCO may also designate other persons as access persons.
● "Account" means accounts of any employee and includes accounts of the employee's immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.
● "Beneficial ownership" shall be interpreted as a direct or indirect "pecuniary interest" (as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have Beneficial Ownership of any family member's account
● "Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Parasol or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Parasol or a control affiliate, acts as the investment adviser or principal underwriter for the fund.
● "Supervised person" means directors, officers and partners of Parasol (or other persons occupying a similar status or performing similar functions); employees of Parasol; and any other person who provides advice on behalf of Parasol and is subject to Parasol's supervision and control.

Standards of Business Conduct
Parasol places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the U.S. Securities and Exchange Commission ("SEC").
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Parasol's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest or in accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.
This Code establishes rules of conduct for all employees of Parasol and is designed to, among other things; govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Parasol and its employees owe a fiduciary duty to Parasol's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
Pursuant to Section 206 of the Advisers Act, both Parasol and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. All employees must comply with applicable federal securities laws. Compliance with this section involves more than acting with honesty and good faith alone. It means that Parasol has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Parasol and its employees are subject to the following specific fiduciary obligations when dealing with clients:
●	The duty to have a reasonable, independent basis for the investment advice provided;
●	The duty to seek best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;
●	The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and
●	A duty to be loyal to clients.
In meeting its fiduciary responsibilities to its clients, Parasol expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Parasol. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Parasol. Parasol's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Joy Gruber, the CCO, or her designee, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Parasol.
Section 206 of the Advisers Act makes it unlawful for Parasol or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Parasol to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Parasol may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by supervised persons of Parasol and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
General Policy
No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Parasol), while in the possession of material, nonpublic information, nor may any personnel of Parasol communicate material, nonpublic information to others in violation of the law.
1.	What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.
Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.
You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Parasol's securities recommendations and client securities holdings and transactions.
2.	What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by Parasol ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
●	Report the information and proposed trade immediately to the CCO.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
●	Do not communicate the information inside or outside the firm, other than to the CCO.
●	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with the CCO before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Parasol or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Parasol must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.
5.	Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Parasol and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.
6.	Restricted Watch Lists
Although Parasol does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.
The CCO may place certain securities on a "restricted list." Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.
The CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Gifts and Entertainment
Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Parasol has adopted the policies set forth below to guide supervised persons in this area.
General Policy
Parasol's policy with respect to gifts and entertainment is as follows:
•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
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Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Parasol, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
Reporting Requirements

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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Parasol, including gifts and gratuities with value in excess of $250 per year, must obtain consent from the CCO before accepting such gift.

•	This reporting requirement does not apply to dining or entertainment if you are accompanied by the person or representative of the entity that does business with Parasol.
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This gift reporting requirement is for the purpose of helping Parasol monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Service as a Director
No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Parasol's clients. Where board service is approved, Parasol shall implement a "Chinese Wall" or other appropriate procedure to isolate such person from making decisions relating to the company's securities.

Personal Securities Transactions
General Policy
Parasol has adopted the following principles governing personal investment activities by Parasol's supervised persons:
•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs
No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Pre-Clearance Required for Private or Limited Offerings
No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.
Compliance Procedures
Timing of Personal Transactions
No access person may purchase or sell, directly or indirectly, any security in which the access person or an affiliate account has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any client account; or (ii) is being actively purchased of sold on behalf of any client account.
If the firm is purchasing, selling or considering purchasing or selling any security on behalf of a client account, no access person may effect a transaction in that security prior to the client trade having been completed by the firm, or until a decision has been made not to purchase or sell the security on behalf of the client account.
Reporting Requirements
Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below.
1.	Initial Holdings Report
Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

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The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including but not limited to reportable securities) were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.
2.	Annual Holdings Report
Every access person shall, at least once each twelve (12) month period by a date specified by the CCO, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.
3.	Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:
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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the access person.
4.	Exempt Transactions

An access person need not submit a report with respect to:
•	Transactions effected for securities held in any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Parasol holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.	Monitoring and Review of Personal Securities Transactions

The CCO or her designee will monitor and review all reports required under the Code for compliance with Parasol's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Parasol. Any transactions for any accounts of the CCO will be reviewed and approved by the Chief Investment Officer or other designated supervisory person. The CCO shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.
Certification
Initial Certification
All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
Acknowledgement of Amendments
All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
Annual Certification
All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.
Records
The CCO shall maintain and cause to be maintained in a readily accessible place the following records:
•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of Parasol's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person, which shall be retained for five years after the individual ceases to be a supervised person of Parasol;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;

Reporting Violations and Sanctions
All supervised persons shall promptly report to the CCO or her designee all apparent violations of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, in her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, disgorgement of profits obtained in connection with a violation, monetary fine or assessment, restrictions on future personal trading, suspension or termination of the employee's employment with the firm and/or referral to civil or criminal authorities.
Acknowledge of the Code of Ethics
I have received and read the above Parasol Code of Ethics and understand the provisions of the Code. I also agree to comply with the provisions contained therein and report all account holdings as required by the Code.
Signature:  _______________________
Printed Name:  ___________________
Date:  ___________________________